NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD MOTOR COMPANY REPORTS NOVEMBER U.S. SALES

•  Ford's November U.S. sales totaled 182,259, down 10 percent compared with a year ago.
•  Ford Fusion, Mercury Milan, and Lincoln MKZ pace car sales increase to retail customers.
•  All-new Expedition (up 14 percent) and Navigator (up 65 percent) post double-digit gains in November.
•  Ford November inventories are 122,000 units lower than a year ago.
•  Ford updates fourth quarter 2006 North American production plan and announces first quarter 2007 plan.

DEARBORN, Mich., Dec. 1 - Ford Motor Company’s dealers delivered 182,259 vehicles to U.S. customers in November, down 10 percent compared with a year ago.

November car sales were 3 percent lower than a year ago, reflecting lower deliveries to fleet customers. Sales to individual retail customers were up reflecting higher sales for the company’s new mid-size sedans (Ford Fusion, Mercury Milan and Lincoln MKZ). Fusion was up 66 percent, Milan was up 29 percent and MKZ was up 83 percent. These 2007 models feature standard side-air bags and available all-wheel drive.

Overall, truck sales were down 13 percent, but the company's all-new, full-size sport utility vehicles (Ford Expedition and Lincoln Navigator) posted higher sales. Expedition sales were up 14 percent and Navigator sales were up 65 percent.

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U.S. Inventories Lower
At the end of November, Ford, Lincoln and Mercury inventories were estimated at 631,000 units. This level is 122,000 units lower than a year ago. The company estimates 85 percent of the inventory is new 2007 models.

North American Production
In the fourth quarter 2006, the company plans to produce 620,000 vehicles (240,000 cars and 380,000 trucks). This plan is 15,000 units lower than the previously-announced plan reflecting the temporary suspension of Freestar production at the Oakville Assembly Plant (Ontario, Canada).

In the first quarter 2007, the company plans to produce 750,000 vehicles (240,000 cars and 510,000 trucks). In the first quarter 2006, the company produced 876,000 vehicles (316,000 cars and 560,000 trucks). Earlier, the company indicated first half 2007 production would be 8-12 percent lower than the first half 2006. The first quarter 2007 plan is consistent with the high end of this range.

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